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                                                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 23, 2001 relating to the consolidated statements of financial condition of SoundView Technology Group, Inc. (formerly Wit SoundView Group, Inc.) and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 and schedule, included in the Form 10-K, and to all references of our Firm included in this Form S-3 Registration Statement.


/s/ Arthur Andersen LLP

New York, New York
August 24, 2001